(Logo)

                         QUESTAR CORPORATION
                         180 East 100 South
                           P. O. Box 45433
                   Salt Lake City, Utah 84145-0433

               ______________________________________

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     To be Held on May 16, 2000
               _______________________________________

      The Annual Meeting of Stockholders of Questar Corporation, a Utah corporation (the "Company"), will be held at The Oxford Hotel, 1600 Seventeenth Street, Denver, Colorado, on Tuesday, May 16, 2000, at 10:00 a.m., local time, for the following purposes:

1.   To elect three directors to hold office for three years;
2. To transact such other business as may properly come before the meeting.

     Stockholders of record as of March 20, 2000, are entitled to receive notice of and to vote at the Annual Meeting. If you have your shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting.

                                  By Order of the
                                  Board of Directors


                                  /s/Connie C. Holbrook
                                  Connie C. Holbrook
                                  Vice President, General Counsel,
                                   and Secretary

Salt Lake City, Utah
April 3, 2000

                       YOUR VOTE IS IMPORTANT.

     It is important that as many shares as possible be represented at the Annual Meeting. Please date, sign, and promptly return your white proxy card in the enclosed envelope (which requires no postage if mailed within the United States). Your proxy may be revoked by you at any time before it is voted.


QUESTAR CORPORATION
PROXY STATEMENT

May 16, 2000

      This Proxy Statement is being furnished to stockholders of Questar Corporation, a Utah corporation, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, May 16, 2000, at 10:00 a.m., local time, and any adjournment or postponement of such meeting. At the Annual Meeting, holders of common stock will elect three directors of the Company for three-year terms that expire in May of 2003. Information concerning the Annual Meeting and solicitation of proxies for it is presented in a question and answer format.

Q:    What am I voting on?

A:    The election of W. Whitley Hawkins, Robert E. Kadlec, and Harris
H. Simmons  to serve as directors.

Q:    Who can vote?

A:    Stockholders who owned shares as of the close of business on March
20, 2000. Each holder is entitled to one vote for each share held on such date.

Q:    How do I vote?

A:    Sign and date each proxy card you receive and return it in the enclosed prepaid envelope. If you return your signed proxy card, but do not indicate how you want to vote, your shares will be voted for the named nominees. You have the right to revoke your proxy by notifying the Company's Corporate Secretary prior to the meeting, by returning a later dated proxy, or by voting in person at the Annual Meeting.

      If you own shares through a broker or other nominee, you must return your proxy card to the broker. Your votes cannot be counted if you send the proxy directly to the Company.

Q:    What does it mean if I get more than one proxy card?

A:    It means that you hold shares registered in more than one account.
Sign and return all proxies to make sure that all your votes are counted, but consider consolidating your accounts to minimize the administrative cost of sending materials to you.

Q:    Who is soliciting my proxy?

A:    Questar's Board of Directors.  The Company has not hired an independent proxy solicitor, but may use directors, officers, and employees to personally solicit proxies.
Q:    Who is paying for the solicitation?

A:    The Company is paying for the solicitation of proxies and will reimburse banks, brokers, and other custodians for reasonable charges to forward proxy materials to beneficial holders.

Q:    What constitutes a quorum?

A:    On March 20, 2000, the Company had 80,378,006 shares of common stock. A majority of the shares, or 40,189,004 shares, constitutes a quorum. Once a quorum is present, the nominees will be elected upon receiving a plurality of the shares represented at the meeting. The Company's Bylaws provide that votes "withheld" from nominees will not be counted for purposes of determining whether a nominee receives a plurality of votes. Shares registered in the names of brokers for which proxies are voted for some but not all matters will be considered as voted only as to those matters actually voted. Abstentions, broker nonvotes, and instructions to withhold authority to vote for one or more of the nominees will result in such nominees receiving fewer votes.
Such action, however, will not reduce the number of votes otherwise received by the nominee.

Q:    Who can attend the Annual Meeting?

A:    Any stockholder of record as of March 20, 2000, can attend.  If you own shares through a nominee or trustee, please obtain a letter, account statement, or other evidence of your ownership of shares as of such date.

Q:    How will my vote be handled on other matters?

A:    Questar's Bylaws limit the matters presented at an Annual Meeting to those in the notice, those otherwise properly presented by the Board of Directors and those presented by stockholders so long as the stockholder gives the Corporate Secretary written notice of the matter at least 90 days before the meeting. We do not expect any other matter to come before the meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares. (See "Other Matters" on page 20 for a detailed discussion of the Company's Bylaw requirements.)

Q:    When are stockholder proposals due for the next Annual Meeting?

A:    To be considered for presentation at the Company's Annual Meeting scheduled for May of 2001 and included in the proxy statement, a stockholder proposal must be received at the Company's office no later than December 5, 2000.

ELECTION OF DIRECTORS

      The Company's Restated Articles of Incorporation provide for a board of 13 directors, divided into three classes, approximately equal in number, elected to serve three-year terms.

      The Board of Directors has selected W. Whitley Hawkins, Robert E. Kadlec, and Harris H. Simmons as the nominees for election to three-year terms that expire in May of 2003. (Mr. U. Edwin Garrison will be retiring as a voting director in May of 2000. The Board of Directors has not nominated anyone to replace him.) Unless you give other instructions for your shares, the proxies will be voted for the nominees.

      Each of the nominees has consented to serve for a new term.
However, in the event that any nominee is unwilling or unable to serve as a director, the proxies named in the enclosed proxy may vote, in their discretion, for any other person.

      Biographical information concerning the nominees and the current directors of the Company whose terms will continue after the Annual Meeting is set forth on the following pages. Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the Proxy Statement.

Nominees

[Picture]             Mr. W. Whitley Hawkins owns a consulting firm,
                 Hawkins Bricker International and HBI, Inc., which manufactures chemical coating products. He retired as President and Chief Operating Officer of Delta Air Lines in March of 1993. Mr. Hawkins, age 68, has served as a director of the Company since 1991 and also serves on the Advisory Council of SunTrust Bank and on the Advisory Board of the International Airline Passengers Association.

[Picture]             Mr. Robert E. Kadlec has a venture capital firm,
                 Bentley Capital Corp. He retired as President and Chief Executive Officer of BC Gas Inc., effective December 31, 1995. Mr. Kadlec, age 66, has been a director of the Company since 1987, is a director of BC Gas Inc., Trans Mountain Pipe Line Company Ltd., British Pacific Properties Ltd., and International Forest Products Ltd.

[Picture]             Mr. Harris H. Simmons is the President and Chief
                 Executive Officer of Zions Bancorporation and the Chairman of the Board of Zions First National Bank and is also a director of Zions Bancorporation. Mr. Simmons, age 45, has served as a director since 1992. He also serves as a director of O. C. Tanner Company.

Continuing Directors (Present Term Expires in 2001)

[Picture]             Teresa Beck was appointed to serve as a director
                 effective October 28, 1999. Ms. Beck, age 45, was President of American Stores from 1998 to 1999. She also served as American Stores' Chief Financial Officer from 1993 to 1998. She is a director of Textron, Inc., Albertson's Inc., and a trustee of Intermountain Health Care, The Children's Center, and of the Salt Lake Organizing Committee for the Olympic Winter Games of 2002.

[Picture]             Mr. R. D. Cash has served as the Company's
                 President and Chief Executive Officer since May of 1984 and as the Company's Chairman of the Board since May of 1985. Mr. Cash, age 57, has been a director of the Company since 1977 and also serves as a director of Zions Bancorporation and Associated Electric and Gas Insurance Services Limited; a member of the Board of Directors of the Federal Reserve Bank (Salt Lake Branch) of San Francisco; and a trustee of the Salt Lake Organizing Committee for the Olympic Winter Games of 2002.

[Picture]             Mr. Gary G. Michael is Chairman and Chief
                 Executive Officer of Albertson's, Inc. and has served in this position since February of 1991. Mr. Michael, age 59, has been a director of the Company since 1994. He is a director of Albertson's and Boise Cascade Corporation and Chairman of the Board of Directors of the Federal Reserve Bank of San Francisco.

[Picture]             Mr. Gary L. Nordloh, age 52,  serves the Company
                 as Executive Vice President. He has served as a director of the Company since October of 1996. He has responsibility for the Company's market resources activities and is the President and Chief Executive Officer of each entity within that group, e.g. Wexpro Company (oil and gas development) and Questar Exploration and Production Company (oil and gas exploration and production).

[Picture]             Mr. Scott S. Parker, age 65, retired effective
                 December 31, 1998 as Chief Executive Officer of Intermountain Health Care, Inc., a position he had held since 1975. He was also President of this same organization from April of 1975 to April of 1998 and now serves as a member of the Board of Trustees. He serves as a director of First Security Corporation, MMI Companies, Inc., First Consulting Group, Sutter Health, Inc., and Bonneville International Inc.

Continuing Directors (Present Term Expires in 2002)

[Picture]             Mr. Patrick J. Early, age 67, served as Vice
                 Chairman of Amoco Corporation from July of 1992 until his retirement in April of 1995. He has served as a director of the Company since 1995. He was also a director of Amoco Corporation from 1989 to his retirement. He is a member of the Board of Trustees of the Museum of Science and Industry in Chicago.

[Picture]             Ms. Marilyn S. Kite, age 52, is a partner in the
                 law firm of Holland & Hart and practices in Jackson, Wyoming. She has served as a director since May of 1997. She is a director of the University of Wyoming Foundation.

[Picture]             Mr. Dixie L. Leavitt is the founder and Chairman
                 of the Board of the Leavitt Insurance Group (a group of approximately 75 independent insurance agencies located in nine western states). Mr. Leavitt, age 70, is also President and Chairman of entities engaged in dairy, cattle, agriculture, and real estate operations in Utah and southern Nevada. He has been a director of the Company since 1987.

[Picture]             Mr. D. N. Rose serves the Company as Executive
                 Vice President. He has responsibility for the Company's regulated activities and is the President and Chief Executive Officer of each corporate entity within that group, e.g., Questar Gas Company (retail natural gas distribution) and Questar Pipeline Company
                 (interstate transmission of natural gas).   He has
                 served as a director of the Company since 1984. Mr. Rose, age 55, is also a trustee of Westminster College.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Committees

      The following section contains information about Board Committees:

Name of Director   Finance/Audit  Management Performance  Nominating
Executive

T. Beck                X
R. D. Cash                                         X1         X
P. J. Early            X                X
U. E. Garrison2        X                X                     X1
W. W. Hawkins                           X          X
R. E. Kadlec           X                X                     X
M. S. Kite             X                           X
D. L. Leavitt          X                           X          X
G. G. Michael          X                X1                    X
G. L. Nordloh
S. S. Parker                            X          X
D. N. Rose
H. H. Simmons          X1                          X          X

Meetings held in 1999  2                1          1          3
_____________

      1Chairman

      2Mr. Garrison has reached the mandatory retirement age and will retire in May.

      Finance and Audit: Reviews auditing, accounting, financial reporting, and internal control functions; monitors financing requirements, dividend policy, and investment relations activities; oversees compliance activities and year 2000 readiness. All members are nonemployee directors.

      Management Performance: Reviews the performance of R. D. Cash, salary and compensation arrangements paid to the Company's officers; administers the Long-Term Stock Incentive Plan; and makes recommendations about participants, performance objectives and awards under the Annual Management Incentive Plans adopted by the Company and its major operating subsidiaries. All members are nonemployee directors.

      Nominating: Recommends individuals for nomination to the Board of Directors. Will consider director candidates suggested by shareholders, but hasn't established formal procedure.

      Executive: May act on behalf of the Board of Directors and handle special assignments.

Attendance at Board and Committee Meetings

      The Company's Board of Directors held four regular meetings during 1999; Board Committees held a total of seven meetings. With the exception of Mr. Parker, all directors attended at least 75 percent of the meetings. The Company's directors had an overall attendance percentage of 97.4 percent.

Directors' Compensation

      The Company's nonemployee directors receive the following compensation for their service as directors:

      Annual Retainer:        $15,600 (monthly installments of $1,300)
                              (Increased from $14,400 as of June 1, 1999)
      Board Meeting Fee:      $1,000
                              (Increased from $900 as of June 1, 1999)
      Committee Meeting Fee:  $800 ($1,000 for Chairmen)
                              (Increased from $700 and $900 as of June 1, 1999)
      Telephone Attendance:   All meeting fees are reduced by $200 if
                              director participates by telephone call.


Directors also receive annual retainer fees of $4,800 (monthly installments of $400) and meeting fees of $600 for service as directors of the Company's primary subsidiaries.

      Nonemployee directors can defer the receipt of their fees and have such deferred fees earn interest as if invested in long-term certificates of deposit or be accounted for with "phantom shares" of the Company's common stock.

      Nonemployee directors also receive annual grants of nonqualified stock options at the first regular meeting of the Board of Directors.
On February 8, 2000, eligible directors, with the exception of Messrs. Garrison, Michael, and Simmons, each received a stock option to purchase 6,400 shares. The three named directors each received a stock option to purchase 8,000 shares, reflecting added responsibilities as Chairmen of Board Committees. The options are priced at the closing price on the date of grant, which was $15.00.

      Nonemployee directors can elect to receive their fees in shares of stock. The plan for providing payment of fees in stock and the stock option plan have both been approved by the Company's shareholders.

      The Company has entered into individual indemnification agreements with all directors, including Messrs. Cash, Nordloh, and Rose, indemnifying them as directors. The form of these agreements was approved by the Company's stockholders at the 1988 Annual Meeting.

Directors' Retirement Policy

      In May of 1992, the Board of Directors adopted a retirement policy that permits an outside director to continue serving in such position until the annual meeting following his 72nd birthday if still actively engaged in business, financial, and community affairs. With the exception of the Company's Chief Executive Officer, any inside director is expected to resign as a director on or before the date of his retirement as an employee.

Certain Relationships and Related Transactions

      Ms. Beck and Mr. Parker serve as members of the Board of Trustees of Intermountain Health Care, Inc. (IHC), a nonprofit corporation that provides health care services in the Company's areas of operation. Mr. Parker is also the former President and Chief Executive Officer of IHC. The Company offers two health maintenance organizations through IHC as options available to employees under the Company's health plan. In 1999, the Company and its subsidiaries paid IHC a total sum of $837,460 in administrative fees.

      Mr. Kadlec is a director of BC Gas Inc. BC Gas has contracts with Questar Energy Trading for the purchase of gas during the winter heating season and for the sale of gas during the summer months. During 1999, Questar Energy received $5,218,838 from BC Gas and paid BC Gas $231,965 for gas deliveries from it. BC Gas also has long-term contracts with Questar Pipeline for storage service and was charged $1,855,136 for such service during 1999.

      Mr. Simmons is the Chairman of the Board of Zions First National Bank. The Company has a line of credit through Zions, which is priced at the same competitive range paid by the Company for other lines of credit. Some Company subsidiaries have accounts with Zions, which have commercial terms available to other clients. If a pending merger between Zions Bancorporation and First Security Corporation occurs, Mr. Simmons will assume executive officer positions with First Security. First Security provides a variety of trustee, banking and financial services for the Company and its affiliates. These services are provided at prices and at terms available to other large clients.

      Ms. Kite is a partner in Holland and Hart, a law firm that has been used by the Company in conjunction with litigation and lobbying activities. The Company and its affiliates paid approximately $1,350,200 to Holland and Hart for services rendered in 1999. Ms. Kite was not personally involved with representing the Company's interests.

SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

      The following table lists the shares of stock beneficially owned by each of the directors and each executive officer named on page 11 and all directors and executive officers as a group as of March 1, 2000 (unless otherwise noted). Except as noted, each person has sole voting and investment power over the shares shown in the table.

Amount and Nature of
Common Stock Beneficially Owned

                        Number of   Right to  Percent of    Phantom Stock
                      Shares Owned  Acquire1     Class 2         Units3

Teresa Beck                561          0           *             784
R. D. Cash 4, 5, 6, 7  265,863    382,627       .80 %          55,397
P. J. Early              2,000     24,800           *           7,619
U. Edwin Garrison       41,894     35,900           *          11,584
W. Whitley Hawkins       6,040     47,200           *           3,397
C. M. Heiner5          120,137    145,500       .33 %           8,020
Robert E. Kadlec8       21,457     47,200           *               0
Marilyn S. Kite            200     12,800           *               0
Dixie L. Leavitt7       33,524     41,600           *          27,901
Gary G. Michael          2,800     37,600           *          10,600
Gary L. Nordloh 5, 6, 7  85,515   114,750       .25 %           9,401
Scott S. Parker            840     12,800           *           3,634
S. E. Parks5, 6, 7      70,953    100,108       .21 %           1,415
D. N. Rose5, 6          92,941    143,854       .29 %           9,898
Harris H. Simmons        2,200     43,200           *          12,500

All directors and      844,577  1,303,585       2.6 %         166,296
executive officers (17 individuals
including those listed above)
___________

      1Shares that can be acquired by exercising stock options within 60 days of March 1, 2000.

      2Unless otherwise listed, the percentage of shares owned is less than .10%. (The percentages do not include phantom stock units.) The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

      3Phantom stock units are held through the various deferred compensation plans available to the Company's directors and officers. Although these plans only permit such units to be paid in the form of cash, investment in such units represent the same investment in the performance of the Company's common stock as does investment in actual shares of common stock.

      4Mr. Cash is the Chairman of the Board of Trustees of the Questar Corporation Educational Foundation, the Questar Corporation Arts Foundation, and the Questar Corporation Native American Scholarship Foundation, three nonprofit corporations that own an aggregate of 135,313 shares of the Company's common stock. As Chairman, Mr. Cash has voting power for such shares, but disclaims any beneficial ownership of the shares. The shares are not included in the total set opposite his name.

      5The Company's executive officers have shares held for their accounts in the Company's Employee Investment Plan. The number of shares opposite each of their names includes shares of stock through such plan as of January 31, 2000 as follows: Mr. Cash, 73,214 shares; Mr. Rose, 40,361 shares; Mr. Nordloh, 20,176 shares; Mr. Heiner, 52,127 shares; and Mr. Parks, 17,307 shares.

      6The Company's executive officers acquired restricted shares of the Company's common stock in partial payment of bonuses earned under the Annual Management Incentive Plans. Mr. Nordloh also acquired restricted shares of the Company's common stock under employee compensation plans adopted by the Market Resources segment. The number of shares opposite each of their names includes the following shares of restricted stock beneficially owned as of March 1, 2000: Mr. Cash, 2,276 shares; Mr. Rose, 875 shares; Mr. Nordloh, 3,377 shares; and Mr. Parks, 279 shares. The officers receive dividends on such shares and have voting powers for such shares, but cannot dispose of them until they vest.

      7Of the total shares reported for Mr. Cash, 31,900 shares are owned by his family's private foundation and 4,746 shares are in family trusts for which Mr. Cash shares voting and investment control. Mr. Leavitt owns his shares of record jointly with his wife. Some of Mr. Nordloh's record shares are owned by family trusts. Some of Mr. Parks' record shares are owned jointly with his spouse.

      8Mr. Kadlec's wife beneficially owns 400 shares of common stock. Mr. Kadlec has voting control and investment control over such shares. Such shares are included in the shares listed opposite his name.

SECURITY OWNERSHIP, PRINCIPAL HOLDERS

      The following table sets forth information, as of December 31, 1999, with respect to each person known by the Company to beneficially own at least 5 percent of its common stock.

Name and Address of         Shares and Nature of
    Beneficial Owner        Beneficial Ownership   Percent of Class

Capital Research and              6,235,000               7.7
   Management Company       Investment Advisor1
333 South Hope Street
Los Angeles, California 90071

First Security Bank, N.A.         5,903,818               7.3
79 South Main Street          Trustee for Company
Salt Lake City, Utah 84111  Employee Benefit Plans
                                    and Bank2

The Prudential Insurance          4,401,702               5.4
   Company of America       Insurance Company
751 Broad Street            Investment Advisor3
Newark, New Jersey 07102-3777
_____________

      1In the Schedule 13G dated February 10, 2000, Capital indicated that it had sole power to dispose of 6,235,000 shares but had no power, sole or shared, to vote any shares.

      2Of this total, First Security beneficially owns 5,756,527 shares in its role as trustee of the Employee Investment Plan sponsored by the Company. Participating employees control the voting of such shares.

      3In its Schedule 13G dated January 31, 2000, Prudential indicated that it had sole power to vote and dispose of 38,800 shares and shared power to vote and dispose of 4,362,902 shares.

EXECUTIVE COMPENSATION

      The following Summary Compensation Table lists compensation earned by Mr. Cash and the other four most highly compensated executive officers during 1997, 1998, and 1999.

                             Summary Compensation Table

                                Annual Compensation              Long-Term Compensation    All Other
                                                                  Restricted      Options Compensation
Name and Principal Position    Year  Base Salary($)  Bonus ($)1  Stock Awards ($)2  (#)      ($)3
                                                                                                  >
R. D. Cash                     1999      500,000        23,400        23,400       140,000    30,010
Chairman, President, and       1998      490,000        24,356        24,344       130,000    63,573
Chief Executive Officer        1997      436,000        94,717        90,844        70,000    81,521

D. N. Rose                     1999      302,417             0             0        75,000    18,654
President and Chief            1998      291,783        29,770        29,750        64,000    38,403
Executive Officer              1997      273,517        55,118        52,582        46,000    54,891
Regulated Services Companies

G. L. Nordloh                  1999      295,000        57,961        48,105        75,000    17,912
President and Chief            1998      295,000        19,739         5,797        64,000    38,361
Executive Officer              1997      258,500        50,783        42,194        53,000    50,001
Market Resources Companies

C. M. Heiner                   1999       245,800       64,363             0        42,000    18,193
President and Chief            1998       244,600      106,511             0        42,000    28,720
Executive Officer              1997       237,000       37,642        25,222        38,000    36,481
Questar InfoComm, Inc.

S. E. Parks                    1999       185,417        5,108         2,355        34,000    14,148
Vice President, Treasurer,     1998       171,550       12,377         4,165        34,000    21,383
and Chief Financial Officer    1997       152,833       18,348        18,297        26,000    20,204

____________

     1Amounts listed under this heading for 1999 include cash payments awarded under the 1999 Annual Management Incentive Plans (AMIPs), cash payments awarded under the 1999 general employee compensation plans adopted by Market Resources (Market Resources Plans) and Questar InfoComm, and a special cash payment awarded to Mr. Parks.

     2Amounts under this heading for 1999 include the value (as of the grant date) of any shares of restricted stock granted in 2000, in lieu of cash, as partial payment of bonuses earned under the 1999 AMIPs and the value of any shares of restricted stock granted in connection with the 1999 Market Resources Plans. All shares of restricted stock vest in two annual, equal installments on the first business day in February of the first and second years following the grant date. Dividends are paid on the restricted shares at the same rate dividends are paid on other outstanding shares of the Company's common stock. As of December 31, 1999, the amounts were:

                Mr. Cash, 3,556 shares worth $53,340
                Mr. Rose, 2,980 shares worth $44,700
                Mr. Nordloh, 1,327 shares worth $19,905
                Mr. Heiner, 590 shares worth $8,850
                Mr. Parks, 673 shares worth $10,095

     3The 1999 figures include:

           Employee Investment Plan,   Deferred Share Plan,
                Contributions ($)          Contributions ($)  Unused Vacation
($)
Mr. Cash             7,880                    22,130
Mr. Rose             7,880                    10,774
Mr. Nordloh          7,880                    10,032
Mr. Heiner           7,880                    10,313
Mr. Parks            7,880                     2,662                  3,606

      The following table lists information concerning the stock options that were granted to the Company's named executive officers during 1999 under the Company's Long-Term Stock Incentive Plan. No stock appreciation rights (SARs) were granted during 1999; none have been granted under the Plan.

                            Option/Grants in Last Fiscal Year

                           % of Total
               Options   Options Granted   Exercise or
               Granted   to Employees in   Base Price  Expiration  Grant Date
Name               (#)1  Last Fiscal Year  ($/Share)      Date     Value ($)2

R. D. Cash     140,000        17.4           17.00      2/9/2009     442,400
D. N. Rose      75,000         9.3           17.00      2/9/2009     237,000
G. L. Nordloh   75,000         9.3           17.00      2/9/2009     237,000
C. M. Heiner    42,000         5.2           17.00      2/9/2009     132,720
S. E. Parks     34,000         4.2           17.00      2/9/2009     107,440
____________

      1These stock options vest in four annual, equal installments, with the first installment exercisable as of August 9, 1999. Participants can use cash or previously-owned shares as consideration for option shares. Options expire when a participant terminates his employment, unless termination is caused by an approved retirement, death, or disability. Options can be exercised 12 months following a
participant's death or disability.   Options may be exercised after
retirement for terms specified in advance by the Committee.

      2 When calculating the present value of options as of the date
granted (February 9, 1999), the   Company used the Black-Scholes option
pricing model. The Company assumed a volatility of 20.6 percent, a risk-free interest rate of 5.11 percent, a dividend yield of 3.88 percent, and an average life of 7.20 years. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period. There can be no assurance that the values shown in this table will be achieved.

      The following table lists information concerning the stock options that were exercised by the named executive officers during 1999 and the total options and their value held by each at year-end 1999.

                        Option Exercises in Last Fiscal Year
                        and Fiscal Year-end Option Values

               Shares                 Number of Unexercised           Value of Unexercised,
              Acquired or   Value     Options at Year-End             In-the-Money Options
              Exercised1   Realized2           (#)                       At Year-End ($)1
Name             (#)          ($)     Exercisable  Unexercisable    Exercisable  Unexercisable
R. D. Cash       6,778       46,967   384,332      187,500          138,195             0
D. N. Rose      19,000      117,563   143,854       99,750                0             0
G. L. Nordloh        0            0   114,750      101,250                0             0
C. M. Heiner         0            0   145,500       62,000           49,875             0
S. E. Parks          0            0   100,108       49,000           26,250             0
____________

      1The "value" is calculated by subtracting the fair market value of the shares purchased on the date of exercise minus the option price. The current value of the shares may be higher or lower than the aggregate value reported in the table.

Retirement Plans

      The Company maintains a noncontributory retirement plan that is funded actuarially and does not involve specific contributions for any one individual. The following table lists the estimated annual benefits payable on a straight line annuity basis under the Company's Retirement Plan as of December 31, 1999, and, if necessary, the Company's Supplemental Executive Retirement Plan (SERP). The benefits shown are based on earnings and years of service for an employee reaching normal retirement age of 65 in 1999, do not include Social Security benefits, and reflect a 50 percent surviving spouse benefit. Benefits under the Retirement Plan are not reduced or offset by Social Security benefits, although participants who retire prior to age 62 do receive a temporary supplement until reaching age 62.

                                Pension Plan Table

Highest Consecutive
Three-Year Average                         Years of Service
Annual Compensation      15         20         25         30         35

   $200,000          54,025     72,033     90,041     95,041    100,041
    250,000          68,275     91,033    113,791    120,041    126,291
    300,000          82,525    110,033    137,541    145,041    152,541
    350,000          96,775    129,033    161,291    170,041    178,791
    400,000         111,025    148,033    185,041    195,041    205,041
    450,000         125,275    167,033    208,791    220,041    231,291
    500,000         139,525    186,033    232,541    245,041    257,541
    550,000         153,775    205,033    256,291    270,041    283,791
    600,000         168,025    224,033    280,041    295,041    310,041
    650,000         182,275    243,033    303,791    320,041    336,291
    700,000         196,525    262,033    327,541    345,041    362,541

      The Company's Retirement Plan has a "step rate/excess" benefit formula. The formula provides for a basic benefit that is calculated by multiplying the employee's final average earnings by a specified basic benefit factor and by subsequently multiplying such sum by the employee's years of service (to a maximum of 25). This basic benefit is increased for each year of service in excess of 25 and is reduced for retirement prior to age 62. Employees also receive a permanent supplemental benefit which is calculated by multiplying the difference between the employee's final average earnings and his "covered compensation" by a supplemental factor that varies by age. (The term "covered compensation" refers to the 35-year average Social Security wage base tied to year of an employee's birth.) Employees who retire prior to age 62 also receive a temporary supplement that is tied to years of service until they are eligible to receive Social Security benefits at age 62.

      Federal tax laws impose limits on the amount of a participant's annual compensation that can be used when calculating benefits under qualified plans and on the amount of benefits that can be paid to a participant from such plans. The SERP, a nonqualified plan, was adopted in 1987 to compensate officers who are affected by these limits. It provides retirement benefits equal to the difference between the benefits payable under the qualified Retirement Plan and the benefits that would be payable absent such limits. The SERP also permits participants to make advance elections to receive lump-sum payments.
All of the officers listed in the table earn annual compensation in excess of the current cap of $170,000 (increased from $160,000 as of January 1, 2000), and all of them have vested benefits under the SERP.

      Information concerning each named executive officer's compensation, final average earnings, and years of service as of December 31, 1999 is shown below:

                        1999
                 Retirement Benefit        Final
                    Compensation      Average Earnings      Years of Service

R. D. Cash            $621,039             $654,244                24
D. N. Rose             384,833              393,177                31
G. L. Nordloh          369,091              389,205                15.4
C. M. Heiner           383,333              341,845                29
S. E. Parks            216,031              203,622                25.4

Each officer's 1999 compensation for purpose of the Company's retirement plans is different than shown on the table because the former includes cash payments when made, not when earned; the value of restricted stock when distributed, not granted; and excludes salary reductions for pre-tax parking.

Executive Severance Compensation Plan

      The Company has an Executive Severance Compensation Plan that covers the Company's executive officers and all other officers of the Company and its affiliated companies. Under this plan, participants, following a change in control of the Company, are eligible to receive compensation equal to up to two years' salary and miscellaneous benefits upon a termination of their employment (as defined in the plan).

      The dollar amounts payable to the Company's executive officers (based on current salaries paid by the Company and its affiliates) in the event of a change in control of the Company are as follows:
$1,000,000 to Mr. Cash; $607,800 to Mr. Rose: $636,000 to Mr. Nordloh;
$516,000 to Mr. Heiner; and $397,000 to Mr. Parks. The Company's executive officers would also receive certain supplemental retirement benefits, welfare plan benefits, and cash bonuses.

      Under the plan, a "change in control" is defined to include any change in control required to be reported under Item 6(e) of Schedule A of Regulation 14A of the Securities Exchange Act of 1934, as amended. A change in control is also deemed to occur once any acquiring person becomes the beneficial owner, directly or indirectly, of securities representing 15 percent or more of the Company's outstanding shares of common stock.

CUMULATIVE TOTAL SHAREHOLDER RETURN

      The following graph compares the cumulative total return of the Company's common stock with the cumulative total returns of a group of diversified natural gas companies published by Value Line, Inc., a peer group of nine diversified natural gas companies selected by the Company, and of the S&P Composite-500 Stock Index. The Company believes performance of the nine peer company group to be a better benchmark of performance due to the higher concentration of commodity price exposure, relative size, and business mix of such companies. (The nine peer companies are Columbia Energy Group, Consolidated Natural Gas, Energen, Equitable Resources, Kinder Morgan, MCN Energy, National Fuel Gas, ONEOK, and Southwestern Energy.)

[The graph has three lines connecting the points in the following table.]

              1994       1995      1996       1997       1998       1999

Questar     $100.00    $126.53    $143.66    $180.10    $161.66    $129.84
Nine Peers   100.00     137.50     178.13     219.54     195.92     223.34
S&P 500      100.00     138.16     169.47     226.03     290.22     349.28

The chart assumes $100 is invested at the close of trading on December 31, 1994 in the Company's common stock, the equities of peer companies, and the S&P 500 Index. It also assumes all dividends are reinvested. For 1999, the Company had a negative return of 19.7 compared to a return of 20.3 percent for the S&P Index and a return of 11.4 percent for the Questar peer group. For the five-year period, the Company had a compound annual return of 5.4 percent compared to returns of 28.4 percent for the S&P 500 Index and 16.7 percent for the Questar peer group.

[The graph has three lines connecting the points in the following table.]

            1989      1990      1991      1992      1993      1994       1995     1996      1997      1998      1999

Questar     100.0    100.00    123.65    158.79    206.38    178.55     225.92   256.49    321.57    288.64    231.83
Nine Peers  100.0     93.33     83.43     97.49    111.04     96.59     132.71   171.98    214.22    187.50    208.82
S&P 500     100.0     96.83    126.41    136.25    150.00    152.40     209.56   258.28    344.48    442.30    532.00

      This chart assumes $100 is invested at the close of business on December 31, 1989. For the ten-year period of time the Company had a compound annual return of 8.8 percent compared to returns of 18.20 percent for the S&P 500 Index, and 7.6 percent for the peer group companies.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Management Performance Committee (Committee) is a Committee of outside directors that is chaired by Gary G. Michael. Other members include Patrick J. Early, U. Edwin Garrison, W. Whitley Hawkins, Robert
E. Kadlec, and Scott S. Parker. This Committee reviews and approves all elements of the total compensation program for officers of the Company and administers the Company's Long-Term Stock Incentive Plan. The Committee monitors the Company's executive compensation programs to verify that they are aligned with the Company's business strategies and financial goals. The Committee believes that such programs motivate the Company's officers to acquire and retain appropriate levels of stock ownership and are competitive with programs offered by the Company's peers. The Committee believes that the total compensation earned by the Company's officers in 1999 achieves these objectives and is fair and reasonable.

      Each year, the Committee reviews the performance of the Company on a consolidated basis and the performance of the Company's major lines of business and compares such performance to specified groups of peer companies.

      The Committee also assesses the individual performance of officers, particularly the performance of R. D. Cash and a group that includes the other named executive officers listed in the Summary Compensation Table. The Committee periodically directs outside consultants to perform an in-depth audit and analysis of the total compensation paid to the Company's officers.

      The Company's total compensation program for officers includes base salaries, annual bonuses, and stock options. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. Each of these components of the total program is discussed in greater detail below.

Base Salaries

      The Committee reviews base salaries for the Company's officers on an annual basis. Such salaries are generally pegged at or near the 50th percentile or market average of survey data. The increases historically awarded to Mr. Cash and other officers are based on an assessment of each officer's comparison with survey data, responsibilities, experience and performance. The salaries earned by the named executive officers during 1999 are listed in the table shown on page 11.

Annual Bonuses

      All Company officers, but particularly the five highest paid officers, have a significant portion of their total compensation at risk. Annual bonuses are directly linked to key financial and operating objectives for the major business units and for the Company on a consolidated basis. Each year, the Committee reviews and approves annual specified performance objectives. Performance objectives are both financial (e.g., net income, return on equity) and efficiency objectives (e.g., customer service rating, safety performance, finding costs, operating and maintenance costs). The performance objectives are set after the Committee reviews actual results for the prior year and budgeted results for the year in question and are generally higher than actual results for the prior year and expectations for the current year.

      An overall performance factor is multiplied by each officer's target bonus to determine his earned bonus. Each officer's target bonus is a percentage of his base salary in effect at the time the target bonus is approved. The Committee determines the allocation of each officer's target bonus between business unit results and consolidated results. As a general rule, one-half of each officer's earned bonus is paid in cash; the remainder is paid in shares of restricted stock that vest in two annual, equal installments.

Stock Options

      Annual grants of stock options are awarded to the Company's officers and key employees as part of their "risk-based" compensation. As a general rule, the Committee uses the prior year's grant as the basis for determining each subsequent year's grant, but does change the size of grants when participants are promoted to new positions or when surveys indicate that stock options should be adjusted. The Committee increased the size of options granted to the Company's highest ranking officers in 1999 as the second year of a two-year program to increase the options closer to the levels recommended by the consultant. These grants are awarded pursuant to the terms of an omnibus Long-Term Stock Incentive Plan, which allows the Committee broad flexibility to use a wide range of stock-based performance awards.

      Stock options, from the Committee's perspective, focus attention on managing the Company from a long-term investor's perspective and encourage officers to have a significant, personal investment in the Company through stock ownership. Stock options awarded to officers and key employees become valuable only as the Company's performance is reflected in increased stock prices. Stock options constitute the Company's only long-term incentive compensation program. Officers are encouraged to retain their stock for long-term investment, rather than sell option shares after purchasing them.

      The Committee has stock ownership guidelines for officers.
(Phantom stock units attributable to an officer's deferred compensation are included.) All of the officers named in the Summary Compensation Table satisfy these guidelines, which constitute a multiple of their base salaries.

      Information concerning the stock options granted to the Company's highest ranking executive officers in 1999 is included in the table labeled "Option/Grants in Last Fiscal Year." The table labeled "Option Exercises" provides information concerning the value realized by the individual members of the group when exercising stock options in 1999 and the year-end value of their remaining stock options.

Specific Compensation Decisions

      The Company's consolidated 1999 performance is a result of several different factors, including nonperforming assets and failure to obtain regulatory approval of certain costs. The Company's stock price, in common with the stock prices of other integrated energy companies, has also been negatively affected. The Committee, after considering 1999 performance results, accepted Mr. Cash's recommendation that his base salary of $500,000 be frozen for a second consecutive year. The Committee, in an effort to sharpen the attention given to improving the Company's stock price, granted options to Mr. Cash and all other participants that were 150 percent of the initial recommendations on a one-time basis. This means that Mr. Cash was given an option to purchase 210,000 shares (150 percent of his 1999 option of 140,000 shares) at a price at $15.00 per share, which was the closing price of the stock on the option grant date. The 2000 stock options vest in four equal annual installments beginning August 8, 2000.

Miscellaneous

      The Committee supports the Company's historic philosophy that officers are not fundamentally different than employees, but are paid more due to the nature of their responsibilities, their experience, and the greater demands on their time. Consequently, the Committee supports the Company's traditional practice of limiting the perquisites granted to officers. Company officers do not have first class travel privileges, cars, country club memberships, supplemental welfare benefit plans, executive dining room service, or personal use of the Company's airplane.

      Federal tax law precludes the Company from deducting compensation paid in excess of $1 million per year to any named executive officer. Performance-based compensation, however, is not subject to this deductibility limit. The Company's Long-Term Stock Incentive Plan qualifies for performance-based compensation. Consequently, the Company can continue to take a deduction for any ordinary income recognized by officers when exercising nonqualified stock options. As is shown on the Summary Compensation Table, the annual compensation earned by Mr. Cash, the Company's highest paid officer, is significantly below the $1 million limit.

                                       Management Performance Committee
                                            Gary G. Michael, Chairman
                                            Patrick J. Early
                                            U. Edwin Garrison
                                            W. Whitley Hawkins
                                            Robert E. Kadlec
                                            Scott S. Parker

INDEPENDENT AUDITORS

      The firm of Ernst & Young LLP, independent auditors, has audited the accounts of the Company for a number of years, including 1999, and is expected to continue doing so. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions.

ANNUAL REPORT AND FORM 10-K REPORT

      An annual report for the year ending December 31, 1999, containing financial and other information about the Company, has been recently mailed to all stockholders of record.

      The Company will send, without charge, a copy of its 1999 Annual Report on Form 10-K (excluding exhibits), as filed with the Securities and Exchange Commission, to any stockholder upon written request. Requests should be sent to Connie C. Holbrook, Vice President, General Counsel, and Corporate Secretary, P. O. Box 45433, Salt Lake City, Utah 84145-0433.

SECTION 16(a) COMPLIANCE

      Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and regulations promulgated by the Securities and Exchange Commission, the Company's directors, certain officers, and persons that own more than 10 percent of the Company's stock, are required to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

      Based solely on its review of copies of such reports received or written representations for certain reporting persons, the Company believes that all filing requirements were satisfied.

OTHER MATTERS

      Pursuant to the Company's Bylaws, business must be properly brought before an annual meeting in order to be considered by stockholders. The Bylaws specify the procedure for stockholders to follow in order to bring business before an annual meeting. A stockholder who wants to nominate a person for election as a director must deliver a written notice, by certified mail, to the Company's Secretary. Such notice must be received at least 90 days prior to the date of the meeting. The notice must set forth (1) the name, address, and stock ownership of the person making the nominations; (2) the name, age, business address, residential address, and principal occupation or employment of each nominee, (3) the number of shares of the Company's stock owned by each nominee; (4) a description of all arrangements and understandings between the stockholder and nominee pursuant to which the nomination is made; and (5) such other information concerning the nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of the nominee. The notice must also include the signed consent of the nominee to serve as a director if elected.

      The Company's Bylaws also require that any stockholder who is entitled to vote at the annual meeting and who wants to submit a proposal at such meeting without having it considered through the proxy materials, must deliver a written notice of the proposal, by certified mail, to the Company's Secretary. Such notice must be received at least 90 days prior to the date of such meeting. The notice must set forth
(1) a brief description of the proposal; (2) the stockholder's name, address, and stock ownership; and (3) any material interest of the stockholder in the proposal.

      If the written notice is not received by the date specified in the Bylaws, the named proxies will have discretionary voting to deal with the nomination or proposal. A copy of the Company Bylaws specifying the requirements will be furnished to any stockholder upon written request to the Secretary.

                                       By Order of the
                                       Board of Directors

                                       /S/Connie C. Holbrook
                                       Connie C. Holbrook
                                       Vice President, General Counsel
                                        and Secretary


QUESTAR CORPORATION            SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
180 East 100 South             FOR THE ANNUAL MEETING, MAY 16, 2000
P. O. Box 45433
Salt Lake City, Utah 84145-0433

PROXY The undersigned stockholder of QUESTAR CORPORATION does hereby constitute and appoint R. D. CASH and U. EDWIN GARRISON, or either of them, the true and lawful attorney-in-fact and proxy with all the powers that the undersigned would possess, if personally present, to vote the stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Oxford Hotel, 1600 Seventeenth Street, Denver, Colorado, on Tuesday, May 16, 2000, at 10:00 a.m., local time, and at any adjournments thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement, dated April 3, 2000, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any adjournments or postponements.

                                      Dated:                       , 2000

                                      (Signature)

                                      (Signature)
                                      Please date and sign exactly as
                                      name appears hereon.  When signing
                                      as Attorney, Executor, Administrator,
                                      Trustee, Guardian, etc., give full
                                      title.  If stock is held jointly, each
                                      joint owner should sign.  If stock is
                                      owned by a corporation, please sign
                                      full corporate by duly authorized
                                      officer.
                   (Please turn over)


     This proxy, when properly executed will be voted in the manner directed by the stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES.

The Board recommends a vote FOR the election of directors.

To elect three directors of the Company.

Nominees:  W. Whitley Hawkins, Robert E. Kadlec, and Harris H. Simmons

     [ ] VOTE FOR all nominees listed above, except as marked to the contrary above (if any). To withhold your vote for any individual nominee, strike a line through his name in the list above.

     [ ]   VOTE WITHHELD from all nominees.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournments or postponements of such meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

     Please mark if your address has changed and correct your address on
the reverse side.                                 [ ]